Exhibit 99.1

II             BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Third Quarter Report

Quarter ended September 30, 2009

1875 Lawrence, Denver, CO; The Palms of Monterrey, Ft. Myers, FL

Third Quarter Overview

•                  Taking advantage of the current investment climate, we augmented the REIT’s portfolio through investments in high-quality projects that provide immediate cash flow as well as the potential for capital appreciation. By practicing discipline and patience in analyzing investment opportunities, we invested in two opportunities that embody those investment characteristics: The Palms of Monterrey investment, which closed just after the end of the third quarter, and the Privatization of U.S. Army Lodging (PAL) investment in August.

•                  The Palms of Monterrey is a 408-unit multifamily community in Ft. Myers, Florida. The previous owner had acquired the property in 2006 for approximately $79.6 million with the intention of converting the apartments into for-sale condominium units, but the conversion never took place. At the beginning of October 2009, a note secured by the first lien on the property was acquired by the REIT and a joint venture partner for $25.4 million plus closing costs from the Federal Deposit Insurance Corporation, which acted as receiver for the original lender. At the time of purchase, the principal balance and accrued interest on the original note was $65.8 million. This situation enabled the REIT to acquire the senior mortgage debt at a discount and maintain the focus of the property as rental apartments. The plan is to eventually foreclose on the first lien and own a high-quality asset that is 97% leased at a basis of $64,000 per unit and manage the asset through the U.S. economic recovery.

•                  The PAL investment is a loan that provides up to $25 million of second lien financing for a project to improve 3,200 hotel rooms on 10 U.S. Army installations. The refurbished hotels will be managed by Intercontinental Hotels under its Holiday Inn Express, Staybridge Suites, and Claybridge Suites brands for use by soldiers on official U.S. Army business, and by base visitors, including families of active duty personnel and veterans. The loan accrues interest at an 18% annual rate with monthly interest payments paid currently at a 10% annual rate beginning in October 2009.

Army installations:

•	Ft. Rucker, Dothan, AL
•	Ft. Sill, Lawton, OK
•	Ft. Hood, Killeen, TX
•	Ft. Myer, Arlington, VA
•	Ft. Polk, Leesville, LA
•	Ft. Sam Houston, San Antonio, TX
•	Ft. Leavenworth, Leavenworth, KS
•	Yuma Proving Ground, Yuma, AZ
•	Ft. Shafter/Tripler AMC, Honolulu, HA
•	Ft. Riley, Junction City, KS

Investor Information

A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the Company at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

PRESORTED
STANDARD
U.S. POSTAGE PAID
HOUSTON, TX
PERMIT NO. 2187

15601 Dallas Parkway, Suite 600

Addison, TX 75001

Date Published 11/09 • IN • 404042

© 2009 Behringer Harvard

Third Quarter Report

Behringer Harvard Opportunity REIT II, Inc.

behringerharvard.com

We’ve updated the look of your quarterly report. To save on the costs of production and mailing, we’ve reduced the report size while still providing you up-to-date information on your investment. Full details and comprehensive financial information can be found in our quarterly Form 10-Q filing with the SEC.